UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2017

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2017, Sarepta Therapeutics Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Gilead Sciences, Inc. (“Gilead”) pursuant to which the Company agreed to sell its Rare Pediatric Disease Priority Review Voucher (“PRV”). The PRV was awarded to the Company by the U.S. Food and Drug Administration in connection with the approval of Exondys 51™ (eteplirsen) Injection for the treatment of Duchenne muscular dystrophy in patients who have a confirmed mutation of the DMD gene that is amenable to exon 51 skipping. In consideration for the PRV, Gilead will pay the Company $125,000,000 upon closing of the PRV purchase. Closing of the PRV purchase is subject to customary conditions, including the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Agreement contains customary representations, warranties and covenants.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit, with certain portions subject to confidential treatment request, to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and incorporated herein by reference.

On February 21, 2017, the Company also issued a press release announcing its entry into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 21, 2017 titled “Sarepta Therapeutics Agrees to Sale of Priority Review Voucher for $125 Million”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Edward M. Kaye, M.D.
Edward M. Kaye, M.D.
President, Chief Executive Officer and Chief Medical Officer

Date: February 21, 2017